Exhibit 99.1

August 26, 2008

Letter from the Chairman
Second Quarter 2008

To our Whitestone REIT Shareholders:

Our focus in the second half of the year, as we move forward, is to increase cash flow and create shareholder value.  I would like to recap our progress in achieving a better return from our current properties by managing them professionally, and provide a summary of our five-year goals and the financial results for the second quarter and six months ended June 30, 2008.

Property Performance
We have seen an upward trend on key performance measures for our properties so far this year, and some of our properties have demonstrated a modest increase in value for our shareholders, despite the challenging real estate environment.  During this period, we have improved our returns in four major areas:  Occupancy, rent per square foot, operating revenues and net operating income (NOI).  We believe we can continue to enhance property values by focusing on professional property management.  It is our goal to achieve an overall occupancy of 90% by year-end 2008.

●	As of June 30, 2008, the properties were 85.34% occupied, an increase of 3.63 percentage points from June 30, 2007, when occupancy was 81.74%.

●
NOI rose to $9.3 million for the 2008 six month period from $8.6 million for the same period during 2007. In the second quarter 2008, NOI rose to $4.6 million from $4.3 million in the corresponding period of the prior year.

●	Annualized rent per square foot climbed nearly 6.5% to $12.01 for the second quarter 2008 from $11.28 for the same period of 2007.

As we head toward year end, our leasing team is focused on individualized, strategic tenanting plans for each of our existing properties and achieving 90% occupancy.  Our first significant redevelopment, Westchase, a mixed-use office and retail property in Houston, Texas, is in the final stages of construction, and we are actively planning the grand opening and market introduction for this exciting project.  Our Acquisition Department is conducting due diligence on several properties, as it works on expanding our portfolio and geographic reach.

Whitestone REIT’s Five-Year Plan Goals:
●	Add value to portfolio properties by focusing on occupancy levels and revenue.

●	Redevelop portfolio properties that have intrinsic value.

●	Grow through strategic acquisitions in markets with strong demographics, including properties outside of Texas.

●	Dispose of non-core properties and reinvest the capital in redevelopment of existing properties or acquisition of core properties in high potential markets.

●	Raise capital using a combination of the private and public equity and debt markets as well as joint ventures. Improve our balance sheet by restructuring short-term debt.

●	Bring liquidity to our stock by listing on a national stock exchange.

Financial Results: Second Quarter Highlights

Quarterly Performance: Q2 2008 compared to Q2 2007
●	Net income was $1.5 million, or $0.15 per share, up from $133,000, or $0.01 per share, for the second quarter 2007.

●	Operating revenues were $7.8 million, up from $7.2 million for the same period in 2007.

●	Funds From Operations (FFO) were $426,000, or $0.03 per share, versus $1.8 million, or $0.11 per share, for the second quarter 2007.

●	Dividends paid exceeded FFO by $1.9 million, or $0.12 per share and unit. During the same period of 2007, dividends paid exceeding FFO were $601,000, or $0.04 per share and unit.

Year to Date Performance: First Six Months 2008 compared to First Six Months 2007
●	Net income rose to $1.5 million, or $0.15 per share, up from a loss of $5,000 for the six months, ended June 2007.

●	Operating revenues were $15.5 million, up from $14.3 million for the same period in 2007.

●	FFO were $1.8 million, or $0.12 per share, versus $3.1 million, or $0.20 per share, for the six months, ended June 2007.

●	Dividends paid exceeded FFO by $2.9 million, or $0.18 per share and unit, versus dividends paid exceeding FFO by $1.6 million, or $0.10 per share and unit, for the same period of 2007.

The decreases in FFO for the three- and six-month periods ended June 30, 2008, from the same periods in 2007, resulted primarily from litigation costs with Mr. Hartman and

Hartman Management L.P.  During the second quarter 2008, we incurred $1 million in litigation costs for our final settlement with and severance from Hartman.  Even though the total litigation fees of $4.6 million were costly and the process time consuming, we reached a settlement on May 30, 2008, have put this issue behind us, and can now focus on our strategic plan and future growth.

Also during the second quarter ended June 30, 2008, we amortized $378,000 in loan fees for the extension of the revolving credit facility.  The loan fees will be fully amortized by October 1.

The increase in net income resulted primarily from a gain of $3.6 million, recorded in the second quarter 2008, on the exchange of two of our properties for all of  Mr. Hartman’s ownership interests in Whitestone REIT and subsidiaries.

Dividends paid have exceeded FFO since 2005.  We expect FFO to increase in the future with the elimination of litigation costs and reduced interest rates as a result of our debt refinancing.  Moreover, we expect increasing occupancies and rent per occupied square foot in our current properties, additional revenue from acquisitions of accretive properties and improved NOI from redevelopment of current properties.  During the second half of 2008, we will take a hard look at our occupancy and revenue to determine if it can support the current dividend level, and adjust it, if necessary, to ensure that dividends are funded on an ongoing basis from FFO.

In anticipating our second year anniversary together, senior managers have identified candidates to participate in the next Executive Development and Leadership Program, which will help these managers increase their depth of knowledge of all aspects of commercial real estate.  We continue to solidify as a management team, striving to remain nimble and quick in seeking value-oriented real estate opportunities, as our servant-led culture develops within Whitestone.

The complete Form 10-Q for June 30, 2008, as filed with the Securities and Exchange Commission, can be accessed at our corporate website, www.whitestonereit.com.  A reconciliation of our net income (the most comparable GAAP financial measure) to FFO is attached to this letter as Exhibit A.

By the end of 2008, we expect to be positioned for growth in our asset base of properties.  On behalf of our trustees and management associates, we thank you for your continued confidence and support.

Sincerely,

/s/ James Mastandrea

James Mastandrea
Chairman and Chief Executive Officer

Attachment:   Exhibit A – Funds From Operations (FFO); Forward Looking Statements

Exhibit A

Funds From Operations (FFO)
Below is the calculation of our FFO and the reconciliation to net income, which we believe is the most comparable GAAP financial measure.

Reconciliation of Non-GAAP Financial Measures

	Quarter ended June 30		Six Months ended June 30
	2008	2007	2008	2007
Net Income (loss)	$1,532	$133	$1,463	$(5)
Depreciation and amortization of real estate assets (1)	1,566	1,556	3,017	3,109
Gain on sale of assets (1)	(3,551)	-	(3,519)	-
Income (loss) allocated to minority interests (1)	879	81	838	(3)
FFO	$426	$1,770	$1,779	$3,101

(1) Including amounts for discontinued operations

Forward-Looking Statements
Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties.  The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements.  Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.